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STANDEX INTERNATIONAL CORPORATION ● SALEM, NH 03079 ● TEL (603) 893-9701 ● FAX (603) 893-7324 ● WEB www.standex.com

Contact:

Christian Storch, CFO

                    FOR IMMEDIATE RELEASE

(603) 893-9701

email:  InvestorRelations@Standex.com

STANDEX REPORTS 35% YEAR-OVER-YEAR
OPERATING INCOME GROWTH IN THIRD QUARTER OF FISCAL 2006

Divestiture of Consumer Group Proceeding According to Plan

SALEM, NH – April 28, 2006 . . . . Standex International Corporation (NYSE:SXI) today reported financial results for the third quarter of fiscal 2006 ended March 31, 2006.

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Revenue for the third quarter of fiscal 2006 increased 8% to $148.5 million from $137.7 million in the third quarter of fiscal 2005.   The organic sales growth rate in the third quarter was 5%.

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Income from operations for the third quarter of 2006 was up by 35% to $9.3 million from $6.9 million in the third quarter of fiscal 2005.

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Net income from continuing operations for the third quarter of 2006 was $4.8 million, or $0.38 per diluted share, up 17% year-over-year from $4.1 million, or $0.33 per diluted share, in the third quarter of fiscal 2005.

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Net income for the third quarter of 2006 was up 17% to $5.5 million, or $0.44 per diluted share, from net income of $4.7 million, or $0.38 per share, in the third quarter of fiscal 2005.

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Net working capital (defined as accounts receivable plus inventories less accounts payable) decreased to $133.6 million at March 31, 2006 from $134.0 million at March 31, 2005.  Working capital turns increased to 5.1 turns for the third fiscal quarter of 2006, from 5.0 turns for the third fiscal quarter of 2005.

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Net debt (defined as short-term debt plus long-term debt less cash) decreased to $101.0 million at March 31, 2006 from $102.7 million at December 31, 2005.  The company’s balance sheet leverage ratio of net debt to total capital decreased to 34.6% at March 31, 2006 from 35.4% at December 31, 2005.

Comments on the Third Quarter

“Standex turned in an excellent performance in the third quarter, delivering solid top-line growth and substantial profitability improvement,” said Roger Fix, Standex’s president and chief executive officer.   “Our 35 percent year-over-year increase in operating income demonstrates the success of our efforts to enhance operational efficiencies and improve margins.  The Engraving and Engineered Products Groups led our strong third-quarter performance with double-digit increases in revenue and significant gains in operating income.  In addition, our Air Distribution Products Group reported a stellar operating income performance on a slight sales decline.”

“Our low-cost sourcing initiative in China remains on track and we are well on our way to meet or exceed our savings expectations.  We have also made important strides in our manufacturing efforts in China.  In addition to our operation in Guangdong, our new mold texturizing plant in Shanghai will come on-line in the current fourth quarter and will service both Chinese and global OEM customers in that area.  Electronics assembly and hydraulic repair and overhaul will get underway at our new Tianjin factory near Beijing.”

“We are making excellent progress in implementing the second phase of our focused diversity strategy, which includes the divestiture of our Consumer Products Group businesses.  As we previously announced, during the third fiscal quarter we sold Standex Direct. Our efforts to sell the remaining Consumer Products Group businesses are proceeding according to plan.  At the same time, we continue to seek acquisitions that quickly can become accretive to our business.”

Segment Breakdown

The Engineered Products Group led sales growth in the third fiscal quarter with a 15% year-over-year increase, driven by double-digit sales growth in its hydraulics, aviation and aerospace products businesses.  All of the sales growth in the quarter was organic.  In addition, the electronics business performed well after a few quarters of year-over-year sales declines.  Strong customer demand from the aviation and aerospace segment and newly acquired and existing industrial customers drove sales in electronics as that business continues to work to diversify its customer base.  The Group’s income from operations improved in the third quarter due to increased sales volume and cost reductions, a 29% year-over-year increase.

The Engraving Group also experienced double-digit sales growth in the third fiscal quarter, rising 14% year-over-year, due to strong demand across its mold texturization, roll & plate engraving, and embossing equipment businesses.  All of the Engraving Group’s worldwide factories are running at capacity to accommodate demand by automotive customers, which are revamping existing models and introducing new models in order to capture market share in a slow automotive demand environment.  The organic growth rate for the Engraving Group in the third quarter was 7% with the remaining growth the result of the Innovent acquisition, which has been fully integrated into the Group and was immediately accretive.  Income from operations for the Group rose 83% year-over-year, which is attributable to sales volume as well as the success of the Group’s productivity enhancement initiatives relating to lean manufacturing.

The Food Service Equipment Group posted year-over-year third fiscal quarter sales growth of 8%, driven by solid demand for refrigerated cabinets and walk-in coolers and freezers.  The organic growth rate for the group in the quarter was approximately 4% with the remaining sales growth coming from the Kool Star acquisition.  The organic sales growth is more impressive considering the Group’s exceptionally strong top-line growth in the corresponding quarter of fiscal 2005 which substantially resulted from two major roll outs.

Income from operations declined by 45% for the third fiscal quarter primarily due to two factors.  The first of these factors was the slower than expected ramp up of manufacturing at Standex’s new Mexico facility.  The savings from this plant, however, have been delayed because it will take three to four months longer than expected to complete the production ramp up.  Standex’s investment in the Mexican facility this fiscal year is an important component of its efforts to reduce its cost structure and improve margin performance for the long-term.  The Company has estimated the dilutive effect of the Mexican Facility to be approximately $1.6 million in the third quarter of fiscal 2006, and approximately $2 million for fiscal 2006, with the largest impact to the results of the Food Service Equipment Group.1  The second factor that affected income from operations was material cost increases for the Company’s refrigerated cabinets and walk-in coolers and freezers.  The Group implemented price increases in the third fiscal quarter which should begin to have a positive impact during the fourth fiscal quarter.

Air Distribution Products Group (“ADP”) year-over-year sales dropped slightly by 3%.  ADP is taking market share in under-penetrated regions across the U.S. Southwest and Southeast amid a soft housing start market.   Income from operations increased year-over-year by 114%.  The significant increase in operating income was due to more favorable metal prices as compared with last year as well as the success of the Company’s operational improvements related to lean manufacturing activities.

Discontinued Operations now includes Standex’s Consumer Products Group businesses and the USECO meal delivery systems business, previously part of the Food Service Equipment Group.  Additionally, the gain on the sale of Standex Direct is reflected in the results from discontinued operations, and is offset by a write-down to reduce the carrying value of the assets to be disposed off to their estimated selling value and the operation losses of the USECO business.  The USECO business had revenues of $8.2 million on a trailing twelve months basis, which prior to the reclassification to discontinued operations represented less than 3% of Food Service Equipment Group.

Business Outlook

“As we enter the last quarter of the fiscal year, we are excited by our long-term prospects for growth and profitability.  We believe that our efforts to enhance productivity and focus on lean manufacturing will continue to positively affect our bottom-line performance.  In addition, we expect to complete the production ramp up in Mexico early in the next fiscal year and begin to realize the cost benefits.  We remain very optimistic about this strategic initiative and expect that our investment in Mexico will yield very positive contributions to our bottom-line performance in the long-term once production levels match our forecasts.  We expect a significant improvement in Food Service operating income in the fourth fiscal quarter due to anticipated improved performance in Mexico, the impact of price increases and cost reduction initiatives.  During the fourth quarter, we also will continue to execute on the second phase of our focused diversity strategy, which includes completing the divestiture of the Consumer Products Group businesses and seeking acquisitions that would quickly contribute to our overall profitability,” concluded Fix.1

Conference Call Details

In conjunction with this announcement, Standex will broadcast its conference call live over the Internet today at 10:00 a.m. Eastern Time.  On the call, Roger Fix, president and CEO, and Christian Storch, CFO, will review the company’s financial results, and business and operating highlights.

Investors interested in listening to the webcast should log on to the “Investor Relations” section of Standex’s website, located at www.standex.com, at least 15 minutes prior to the event’s broadcast to download the necessary software.  To listen to the playback, please dial (888) 286-8010 in the U.S. or (617) 801-6888 internationally; the passcode is 76900800.  The replay also can be accessed in the “Investor Relations” section of the company’s website, located at www.standex.com.

About Standex

Standex International Corporation is a multi-industry manufacturer in four broad business segments:  Food Service Equipment Group, Air Distribution Products Group, Engineered Products Group, and Engraving Group and with operations in the United States, Europe, Canada, Australia, Singapore, Mexico, Brazil and China.  For additional information, visit the company’s website at www.standex.com.

1 Safe Harbor Language

Statements in this news release include, or may be based upon, management's current expectations, estimates and/or projections about Standex's markets and industries.  These statements are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  Actual results may materially differ from those indicated by such forward-looking statements as a result of certain risks, uncertainties and assumptions that are difficult to predict.  Among the factors that could cause actual results to differ are uncertainty in conditions in the mergers and acquisitions market generally, along with changes in the general domestic and international economic conditions, market demand, successful implementation of price increases and cost savings initiatives,  realization of the expected annual cost savings resulting from the continuing implementation of Lean Enterprise techniques, completion of the ramp up and improved performance of operations at the new facility in Mexico and sourcing and manufacturing activities in China as well as the other factors discussed in the Annual Report of Standex on Form 10-K for the fiscal year ending June 30, 2005, which is on file with the Securities and Exchange Commission, and any subsequent periodic reports filed by the company with the Securities and Exchange Commission.  In addition, any forward-looking statements represent management's estimates only as of the day made and should not be relied upon as representing management's estimates as of any subsequent date. While the company may elect to update forward-looking statements at some point in the future, the company and management specifically disclaim any obligation to do so, even if management’s estimates change.

CONSOLIDATED FINANCIAL INFORMATION
(In thousands, except per share data)

	Three Months Ending		Nine Months Ending
	March, 31		March 31,
	2006	2005	2006	2005
CONSOLIDATED SUMMARY OF INCOME

NET SALES	$148,496	$137,683	$436,547	$409,575

Income Before Taxes	$7,312	$5,852	$22,990	$23,190
Provision for Taxes	2,526	1,759	7,943	7,448
Income from continuing operations	4,786	4,093	15,047	15,742

Income from discontinued operation net of tax	741	622	1,271	1,744

Net Income	$5,527	$4,715	$16,318	$17,486

EARNINGS PER SHARE:

Basic
Income from continuing operations	$0.39	$0.34	$1.23	$1.29
Income from discontinued operations	0.06	0.05	0.10	0.14
Total	$0.45	$0.39	$1.33	$1.43

Diluted
Income from continuing operations	$0.38	$0.33	$1.20	$1.27
Income from discontinued operations	0.06	0.05	0.10	0.14
Total	$0.44	$0.38	$1.30	$1.41

SEGMENT DATA

NET SALES
Food Service Equipment Group	$57,467	$53,395	$181,559	$161,825
Air Distribution Products Group	30,949	31,844	98,610	99,514
Engraving Products Group	24,583	21,472	62,785	57,964
Engineered Products Group	35,497	30,972	93,593	90,272
TOTAL	$148,496	$137,683	$436,547	$409,575

INCOME FROM OPERATIONS
Food Service Equipment Group	$2,396	$4,376	$13,259	$14,231
Air Distribution Products Group	2,847	1,328	8,927	7,098
Engraving Products Group	4,767	2,609	8,596	7,350
Engineered Products Group	4,706	3,643	11,485	12,870
Restructuring	(69)	-	(857)	(799)
Other (expense)/income, net	(4)	-	666	-
Corporate	(5,363)	(5,057)	(14,076)	(13,670)
TOTAL	$9,280	$6,899	$28,000	$27,080